Exhibit 10.10

Execution Version

Employment Agreement

This Employment Agreement (this “Agreement”) is made as of May 4, 2018 by and between Scientific Games Corporation, a Delaware corporation (the “Company”), and Barry Cottle (“Executive”).

WHEREAS, Executive is currently employed by the Company pursuant to the Prior Employment Agreement (as defined below); and

WHEREAS, the Company and Executive wish to enter into this Agreement and to supersede the terms of the Prior Employment Agreement.

NOW, THEREFORE, in consideration of the premises and mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Executive, the parties agree as follows.

1.                        Employment; Term.  The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth in this Agreement.  This term of employment of Executive under this Agreement (the “Term”) shall be the period commencing on June 1, 2018 (the “Effective Date”) and ending on May 31, 2021, as may be extended in accordance with this Section 1 and subject to earlier termination in accordance with Section 4.  The Term shall be extended automatically without further action by either party by one (1) additional year (added to the end of the Term), and then on each succeeding annual anniversary thereafter, unless either party shall have given written notice to the other party prior to the date which is sixty (60) days prior to the date upon which such extension would otherwise have become effective electing not to further extend the Term, in which case Executive’s employment shall terminate on the date upon which such extension would otherwise have become effective, unless earlier terminated in accordance with Section 4.  A notice of non-renewal of the Term by the Company pursuant to this Section 1 shall be deemed to be a termination without Cause by the Company for purposes of this Agreement as of the end of the Term.

2.                        Position and Duties.  During the Term, Executive will serve as President and Chief Executive Officer of the Company and as an officer or director of any subsidiary or affiliate of the Company if elected to any such position by the stockholders or by the board of directors of any such subsidiary or affiliate, as the case may be.  In such capacities, Executive shall perform such duties and shall have such responsibilities as are normally associated with such positions, and as otherwise may be assigned to Executive from time to time by or upon the authority of the board of directors of the Company (the “Board”).  Subject to Section 4(e), Executive’s functions, duties and responsibilities are subject to reasonable changes as the Company may in good faith determine from time to time.  Executive hereby agrees to accept such employment and to serve the Company and its subsidiaries and affiliates to the best of Executive’s ability in such capacities, devoting all of Executive’s business time to such employment.  Notwithstanding the foregoing, during the Term, Executive may (i) participate in charitable, civic, educational, professional, community or industry affairs, but service on any board shall be subject to (ii), (ii) with prior written consent for each individual board position (which may be granted or denied in the Board’s sole discretion), serve as a member of the boards of directors of for-profit and not-for-profit entities, and (iii) manage Executive’s passive personal investments, so long as such activities, individually or in the aggregate, do not materially interfere or conflict with Executive’s duties hereunder or create an actual or potential business or fiduciary conflict.  Executive’s principal work location shall be the Company’s headquarters in Las Vegas, Nevada.  Executive acknowledges that he may be required to work from other Company offices from time to time as appropriate and to engage in business travel as necessary to perform his duties hereunder.

3.                        Compensation.

(a)           Base Salary.  During the Term, Executive will receive a base salary of one million seven hundred fifty thousand U.S. dollars (US$1,750,000) per annum (prorated for any partial year), payable in accordance with the Company’s regular payroll practices and subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed to by Executive.  In the event that the Company, in its sole discretion, from time to time determines to increase Executive’s base salary, such increased amount shall, from and after the effective date of such increase, constitute the “base salary” of Executive for purposes of this Agreement.

(b)           Incentive Compensation.

(i)            Executive shall have the opportunity annually to earn incentive compensation (“Incentive Compensation”) in amounts determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion in accordance with the applicable incentive compensation plan of the Company as in effect from time to time (the “Incentive Compensation Plan”).  Under such Incentive Compensation Plan, Executive shall have the opportunity annually to earn up to 100% of Executive’s base salary as Incentive Compensation at “target opportunity” (“Target Bonus”) and up to 200% of Executive’s base salary as Incentive Compensation at “maximum opportunity” on the terms and subject to the conditions of such Incentive Compensation Plan (any such Incentive Compensation to be subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed to by Executive).  For 2018, Executive’s Incentive Compensation opportunity, if earned, shall be calculated using a blended rate of Executive’s base salary in effect from and after the Effective Date and Executive’s base salary in effect from January 1, 2018 through the date immediately preceding the Effective Date.

(ii)           In consideration of Executive’s service as CEO of SG Interactive prior to the Effective Date, Executive shall be eligible to receive compensation pursuant to the 2018-2020 LTIP subject to the terms and conditions set forth on Exhibit A attached hereto.

(c)           Eligibility for Annual Equity Awards.

(i)            The Company will grant to Executive within ten (10) days after the Effective Date a special equity award for 2018 covering a total of 300,000 restricted stock units, of which 200,000 will be subject to performance and time vesting criteria and 100,000 will be subject to time vesting criteria (the “2018 Special Equity Award”).  The 2018 Special Equity Award will be granted pursuant to the Incentive Compensation Plan.  The terms of the 2018 Special Equity Award are summarized on Exhibit B-1 attached hereto and will be evidenced by the execution of the Company’s standard form of award agreement under the Incentive Compensation Plan, as modified to reflect Exhibit B-1.

(ii)           In addition, the Company will grant to Executive within ten (10) days after the Effective Date an equity award for 2018 equal to approximately 250% of Executive’s base salary, prorated based on a fraction, the numerator of which is the number of days Executive will be employed in 2018 from and after the Effective Date, and the denominator of which is 365 (the “2018 Award”).  The 2018 Award will be granted pursuant to the Incentive Compensation Plan.  The terms of the 2018 Award are summarized on Exhibit B-2 attached hereto and will be evidenced by the execution of the Company’s standard form of award agreements under the Incentive Compensation Plan, as modified to reflect Exhibit B-2.

(iii)          Beginning in 2019, Executive shall be eligible to receive an annual grant of stock options, restricted stock units or other equity awards currently expected to be targeted at approximately 250% of Executive’s base salary, in the sole discretion of the Compensation Committee and in accordance with the applicable plans and programs of the Company for senior executives of the Company and subject to the Company’s right to at any time amend or terminate any such plan or program, so long as any such change does not adversely affect any accrued or vested interest of Executive under any such plan or program.

(d)           Expense Reimbursement.  Subject to Section 3(f), the Company shall reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of Executive’s duties under this Agreement, on a timely basis upon timely submission by Executive of vouchers therefor in accordance with the Company’s standard policies and procedures.

(e)           Health and Welfare Benefits.  Executive shall be entitled to participate, without discrimination or duplication, in any and all medical insurance, group health, disability, life insurance, accidental death and dismemberment insurance, 401(k) or other retirement, deferred compensation, stock ownership and such other plans and programs which are made generally available by the Company to senior executives of the Company in accordance with the terms of such plans and programs and subject to the right of the Company (or its applicable affiliate) to at any time amend or terminate any such plan or program.  Executive shall be entitled to paid vacation, holidays and any other time off in accordance with the Company’s policies in effect from time to time.  Executive will be entitled to twenty-seven (27) day of paid time off each year.  In addition, Executive may use private charter jets for business travel in his good faith judgement when justified because of location, efficiency or other business reasons, subject to review and refinement by the Board of the permitted uses and creation of good faith policies.  Subject to Section 3(d), the Company will reimburse Executive for reasonable transportation and lodging expenses Executive incurs in connection with his travel between his then current residence and the Company’s headquarters.  To the extent any such reimbursement is taxable to Executive, the Company will provide Executive with an additional payment so that Executive has no net after tax costs for such expenses.

(f)           Taxes and Internal Revenue Code 409A.  Payment of all compensation and benefits to Executive under this Agreement shall be subject to all legally required and customary withholdings.  The Company makes no representations or warranties and shall have no responsibility regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations (“Section 409A”).  Section 409A governs plans and arrangements that provide “nonqualified deferred compensation” (as defined under the Code) which may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements.  The Company reserves the right to pay compensation and provide benefits under this Agreement (including under Section 3 and Section 4) in amounts, at times and in a manner that minimizes taxes, interest or penalties as a result of Section 409A.  In addition, in the event any benefits or amounts paid to Executive hereunder are deemed to be subject to Section 409A, Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with Section 409A (including delaying payment until six (6) months following termination of employment).  To the extent any payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits may be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payments or other benefits shall be restructured, to the extent permissible under Section 409A, in a manner determined by the Company that does not cause such an accelerated or additional tax.  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute deferred compensation under Section 409A, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Any tax gross-up payment provided under this Agreement will be made no later than the end of the calendar year immediately following the calendar year in which Executive remits the related taxes.  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

4.             Termination of Employment.  Executive’s employment may be terminated at any time prior to the end of the Term under the terms described in this Section 4, and the Term shall automatically terminate upon any termination of Executive’s employment.  For purposes of clarification, except as provided in Section 5.6, all stock options, restricted stock units and other equity-based awards will be governed by the terms of the plans, grant agreements and programs under which such options, restricted stock units or other awards were granted on any termination of the Term and Executive’s employment with the Company.

(a)           Termination by Executive for Other than Good Reason.  Executive may terminate Executive’s employment hereunder for any reason or no reason upon 60 days’ prior written notice to the Company referring to this Section 4(a); provided, however, that a termination by Executive for “Good Reason” (as defined below) shall not constitute a termination by Executive for other than Good Reason pursuant to this Section 4(a).  In the event Executive terminates Executive’s employment for other than Good Reason, Executive shall be entitled only to the following compensation and benefits (the payments set forth in Sections 4(a)(i) — 4(a)(iii), collectively, the “Standard Termination Payments”):

(i)            any accrued but unpaid base salary for services rendered by Executive to the date of such termination, payable in accordance with the Company’s regular payroll practices and subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed to by Executive;

(ii)           any vested non-forfeitable amounts owing or accrued at the date of such termination under benefit plans, programs and arrangements set forth or referred to in Section 3(e) in which Executive participated during the Term (which will be paid under the terms and conditions of such plans, programs, and arrangements (and agreements and documents thereunder)); and

(iii)          reasonable business expenses and disbursements incurred by Executive prior to such termination will be reimbursed in accordance with Section 3(d).

(b)           Termination By Reason of Death.  If Executive dies during the Term, the last beneficiary designated by Executive by written notice to the Company (or, in the absence of such designation, Executive’s estate) shall be entitled only to the Standard Termination Payments, including any benefits that may be payable under any life insurance benefit of Executive for which the Company pays premiums, in accordance with the terms of any such benefit and subject to the right of the Company (or its applicable affiliate) to at any time amend or terminate any such benefit.

(c)           Termination By Reason of Total Disability.  The Company may terminate Executive’s employment in the event of Executive’s “Total Disability.”  For purposes of this Agreement, “Total Disability” shall mean Executive’s (1) becoming eligible to receive benefits under any long-term disability insurance program of the Company or (2) failure to perform the duties and responsibilities contemplated under this Agreement for a period of more than 180 days during any consecutive 12-month period due to physical or mental incapacity or impairment.  In the event that Executive’s employment is terminated by the Company by reason of Total Disability, Executive shall be entitled only to the Standard Termination Payments and any amounts due under any Company disability policy.

(d)           Termination by the Company for Cause.  The Company may terminate the employment of Executive at any time for “Cause.”  For purposes of this Agreement, “Cause” shall mean: (i) gross neglect by Executive of Executive’s duties hereunder; (ii) Executive’s indictment for or conviction of a felony, or any non-felony crime or offense involving the property of the Company or any of its subsidiaries or affiliates or evidencing moral turpitude;

(iii) willful misconduct by Executive in connection with the performance of Executive’s duties hereunder; (iv) intentional breach by Executive of any material provision of this Agreement; (v) material violation by Executive of a material provision of the Company’s Code of Business Conduct; or (vi) any other willful or grossly negligent conduct of Executive that would make the continued employment of Executive by the Company materially prejudicial to the best interests of the Company.  In the event Executive’s employment is terminated for “Cause,” Executive shall not be entitled to receive any compensation or benefits under this Agreement except for the Standard Termination Payments.

(e)           Termination by the Company without Cause or by Executive for Good Reason.  The Company may terminate Executive’s employment at any time without Cause, for any reason or no reason, and Executive may terminate Executive’s employment for “Good Reason.”  For purposes of this Agreement “Good Reason” shall mean that, without Executive’s prior written consent, any of the following shall have occurred:  (A) a material adverse change to Executive’s positions, titles, offices, or duties following the Effective Date from those set forth in Section 2, except, in such case, in connection with the termination of Executive’s employment for Cause or due to Total Disability, death or expiration of the Term; provided, however, that a Good Reason event shall not be deemed to have occurred if, the Company ceases to be a publicly-traded company, based on Executive’s duties changing from those of a public company chief executive officer to those of a private company chief executive officer; (B) a material decrease in base salary or material decrease in Executive’s Incentive Compensation opportunity provided under this Agreement; (C) a requirement that on a continuing basis Executive reports to anyone other than the Board; provided that Executive may be required to report to the Board through the chairman or another Board member who is not a former executive officer of the Company; and, provided, further, that in the event that the Company ceases to be a publicly-traded company, in addition to reporting to the Board, Executive may also be required to report to a senior executive of the controlling company; or (D) any other material failure by the Company to perform any material obligation under, or material breach by the Company of any material provision of, this Agreement; provided, however, that a termination by Executive for Good Reason under any of clauses (A) through (D) of this Section 4(e) shall not be considered effective unless Executive shall have provided the Company with written notice of the specific reasons for such termination within thirty (30) days after he has knowledge of the event or circumstance constituting Good Reason and the Company shall have failed to cure the event or condition allegedly constituting Good Reason within thirty (30) days after such notice has been given to the Company and Executive actually terminates his employment within one (1) year following the initial occurrence of the event giving rise to Good Reason.  In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (and not, for the avoidance of doubt, in the event of a termination pursuant to Section 4(a), (b), (c) or (d) or due to a notice of non-renewal of the Term by the Executive pursuant to Section 1), the Company shall pay the following amounts, and make the following other benefits available, to Executive.

(i)            Standard Termination Payments; and

(ii)           an amount equal to one times (1X) the sum of (A) Executive’s base salary and (B) an amount equal to the highest annual Incentive Compensation paid to

Executive (if any) in respect of the two (2) most recent fiscal years of the Company but not more than Executive’s Target Bonus for the-then current fiscal year (such amount under this sub-clause (B), the “Severance Bonus Amount”), such amount under this clause (ii) payable in substantially equal installments over a period of twelve (12) months after such termination in accordance with Section 4(f); and

(iii)          in lieu of any Incentive Compensation for the year in which such termination occurs, payment of an amount equal to (A) the Incentive Compensation (if any) which would have been payable to Executive had Executive remained in employment with the Company during the entire year in which such termination occurred, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs, payable when bonuses are paid to other executives of the Company, but no later than March 15 following the end of the year in which such termination occurs; and

(iv)          if Executive timely elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, an amount equal to the monthly premiums for such coverage less the amount of employee contributions for similarly-situated active employees of the Company, for a period of twelve (12) months;

(v)           treatment of Executive’s outstanding equity awards upon a termination pursuant to Section 4(e) shall be governed by the terms of the applicable award agreement pursuant to which such equity awards were granted; and

(vi)          Executive shall be entitled to receive a pro-rata payment in connection with the 2018-2020 LTIP in accordance with the terms and conditions set forth in Exhibit A.

(f)            Termination by the Company without Cause or by Executive for Good Reason in connection with a Change in Control.  In the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason pursuant to Section 4(e) and such termination occurs upon, or within one (1) year immediately following, a “Change in Control” (as defined below), Executive shall be entitled (without duplication) to the payments and benefits described in Section 4(e), except that the amount to which Executive is entitled pursuant to Section 4(e)(ii) shall be multiplied by two (2) (i.e., an amount equal to two (2) multiplied by the sum of Executive’s base salary and the Severance Bonus Amount, without duplication) and such amount shall be payable in substantially equal installments over a period of twenty-four (24) months after termination in accordance with Section 4(g) of this Agreement; provided, however, to the extent that such amount under Section 4(e)(ii) is exempt from Section 409A and/or if such Change in Control constitutes a change in ownership, change in effective control or a change in ownership of a substantial portion of the assets of the Company under Regulation Section 1.409A-3(i)(5), such amount otherwise payable under Section 4(e)(ii) as increased under this Section 4(f) shall be paid in a lump sum in accordance with Section 4(g) of this Agreement.

For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if: (i) any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Company and any subsidiary or affiliate and any employee benefit plan sponsored or maintained by the Company or any subsidiary or affiliate (including any trustee of such plan acting as trustee) or any current stockholder of 20% or more of the outstanding common stock of the Company, directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing at least 40% of the combined voting power of the Company’s then-outstanding securities; (ii) the stockholders of the Company approve a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, or the consummation of any such transaction if stockholder approval is not obtained, other than any such transaction that would result in at least 60% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction; provided that, for purposes of this Section 4(f), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 60% threshold is due solely to the acquisition of voting securities by an employee benefit plan of the Company or such surviving entity or of any subsidiary of the Company or such surviving entity; (iii) the stockholders of the Company approve a plan of complete liquidation of the Company, an agreement for the sale or disposition by the Company of all or substantially all of its assets (or any transaction having a similar effect); or (iv) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, together with any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (ii) or (iii) above) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board.

(g)           Timing of Certain Payments under Section 4.  For purposes of Section 409A, references herein to the Executive’s “termination of employment” shall refer to Executive’s separation from service with the Company within the meaning of Treas. Reg. Section 1.409A-1(h).  If at the time of Executive’s separation from service with the Company other than as a result of Executive’s death, (i) Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code), (ii) one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, and (iii) the deferral of the commencement of any such payments or benefits otherwise payable hereunder as a result of such separation of service is necessary in order to prevent any accelerated or additional tax under Section 409A, such payments shall be made as follows: (x) no payments for a six-month period following the date of Executive’s separation from service with the Company; (y) an amount equal to the aggregate sum that would have been otherwise payable during the initial six-month period paid in a lump sum on the first payroll date following six (6) months following the date of Executive’s separation of service with the Company (subject to such deductions or amounts to be withheld as required by applicable law and regulations); and (z) during the period beginning six (6) months following Executive’s separation from service with the Company through the remainder of the applicable period, payment of the remaining amount due in equal installments in accordance with the Company’s standard payroll practices (subject to such deductions or amounts to be withheld as required by applicable law and regulations).

(h)           Mitigation.  In the event the Company terminates Executive’s employment without Cause, Executive terminates his employment for Good Reason and Executive is employed by or otherwise engaged to provide services to another person or entity at any time prior to the end of any period of payments to or on behalf of Executive contemplated by this Section 4, (i) Executive shall immediately advise the Company of such employment or engagement and his compensation therefor (including any health insurance benefits to which he is entitled in connection therewith), (ii) the Company’s obligation to make continued insurance payments to or on behalf of Executive shall be reduced by any insurance coverage obtained by Executive during the applicable period through such other employment or engagement (without regard to when such coverage is paid) and (iii) the Company’s obligation to make payments pursuant to Section 4(e)(ii), (iii) and (vi) shall be reduced by any base salary or fee arrangements or target annual bonus payable to Executive for the applicable period through such other employment or engagement in the same pay period as earned with target bonus allocated equally over the period and also including any up-front payments or deferred payments structured to avoid the obligations under this paragraph; provided, however, that in the event that any such amounts shall have been paid to Executive in a lump sum pursuant to Section 4(g), Executive shall promptly repay the Company the portion of such amounts which would not have been previously paid if the payment was structured in monthly installments as opposed to a lump sum.  Executive shall promptly notify the Company of his new compensation arrangement with the new entity and respond to reasonable inquiries.  Any amount improperly paid to Executive shall be promptly refunded to the Company.

(i)            Set-Off.  To the fullest extent permitted by law and provided an acceleration of income or the imposition of an additional tax under Section 409A would not result, any amounts otherwise due to Executive hereunder (including any payments pursuant to this Section 4) shall be subject to set-off with respect to any amounts Executive otherwise owes the Company or any subsidiary or affiliate thereof.

(j)            No Other Benefits or Compensation.  Except as may be specifically provided under this Agreement, under any other effective written agreement between Executive and the Company that expressly survives execution of this Agreement, or under the terms of any plan or policy applicable to Executive, Executive shall have no right to receive any other compensation from the Company or any subsidiary or affiliate thereof, or to participate in any other plan, arrangement or benefit provided by the Company or any subsidiary or affiliate thereof, with respect to any future period after such termination or resignation.  Executive acknowledges and agrees that he is entitled to no compensation or benefits from the Company or any of its subsidiaries or affiliates of any kind or nature whatsoever in respect of periods prior to the date of this Agreement, except to the extent such compensation or benefits are expressly provided for in a written agreement between Executive and the Company that expressly survives execution of this Agreement.  Executive acknowledges and agrees that he shall not receive any fees or other compensation (including equity compensation) for Board service.

(k)           Release of Employment Claims; Compliance with Section 5.  Executive agrees, as a condition to receipt of any termination payments and benefits provided for in this Section 4 (other than the Standard Termination Payments), that Executive will execute a general release agreement, in a form reasonably satisfactory to the Company, releasing any and all claims arising out of Executive’s employment and the termination of such employment.  Such release agreement will not impose upon Executive any non-competition, non-solicitation, non-disparagement or similar restrictive covenant not otherwise set forth herein or in any other agreement entered into by Executive prior to the date of the release, nor shall the release agreement impose upon Executive any post-termination restrictions or service requirements not otherwise set forth herein or in any other agreement entered into by Executive prior to the date of the release.  The Company shall provide Executive with the proposed form of general release agreement referred to in the immediately preceding sentence no later than seven (7) days following the date of termination.  Executive shall thereupon have 21 days or, if required by the Older Workers Benefit Protection Act, 45 days, to consider such general release agreement and, if he executes such general release agreement, shall have seven (7) days after execution of such general release agreement to revoke such general release agreement.  Absent such revocation, such general release agreement shall become binding on Executive.  If Executive does not revoke such general release agreement, payments contingent on such general release agreement that constitute deferred compensation under Section 409A (if any) shall be paid on the later of the 60th day after the date of termination or the date such payments are otherwise scheduled to be paid pursuant to this Agreement.  The Company’s obligation to make any termination payments and benefits provided for in this Section 4 (other than the Standard Termination Payments) shall immediately cease if Executive willfully or materially breaches Section 5.1, 5.2 , 5.3, 5.4, or 5.8.

(l)            Section 280G.  If the aggregate of all amounts and benefits due to Executive under this Agreement or any other plan, program, agreement or arrangement of the Company or any of its affiliates, which, if received by Executive in full, would constitute “parachute payments,” as such term is defined in and under Section 280G of the Code (collectively, “Change in Control Benefits”), reduced by all Federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount Executive would receive, after all such applicable taxes, if Executive received aggregate Change in Control Benefits equal to an amount which is $1.00 less than three (3) times Executive’s “base amount,” as defined in and determined under Section 280G of the Code, then such Change in Control Benefits shall be reduced or eliminated to the extent necessary so that the Change in Control Benefits received by Executive will not constitute parachute payments. If a reduction in the Change in Control Benefits is necessary, reduction shall occur in the following order unless the Executive elects in writing a different order, subject to the Company’s consent (which shall not be unreasonably withheld or delayed): (i) severance payment based on multiple of base salary and/or Target Bonus; (ii) other cash payments; (iii) any pro-rated bonus paid as severance; (iv) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A — 24(c); (v) any equity awards accelerated or otherwise valued at full value, provided such equity awards are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A — 24(c); (vi) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A — 24(c); (vii) acceleration of vesting of all other stock options and equity awards; and (viii) within any category, reductions shall be from the last due payment to the first.

It is possible that after the determinations and selections made pursuant to the preceding paragraph that the Executive will receive Change in Control Benefits that are, in the aggregate, either more or less than the amounts contemplated by the preceding paragraph (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If there is an Excess Payment, the Executive shall promptly repay the Company an amount consistent with this paragraph.  If there is an Underpayment, the Company shall pay the Executive an amount consistent with this paragraph.

5.                                      Noncompetition; Non-solicitation; Nondisclosure; etc.

5.1 Noncompetition; Non-solicitation.

(a)                                 Executive acknowledges the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders Executive special and unique within the Company’s industries.  In addition to the protection of confidential records and proprietary information covered in Section 5.2, the provisions set forth in this Section 5.1 are necessary in order to protect the goodwill of the Company and the relationships developed by the Company with employees, customers and suppliers.  In consideration of the amounts that may hereafter be paid to Executive pursuant to this Agreement (including Sections 3 and 4), Executive agrees that during the Term (including any extensions thereof) and during the Covered Time (as defined in Section 5.1(e)), Executive, alone or with others, will not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business.  For purposes of this Section 5, “Competing Business” shall mean any business or operations: (i) (A) involving the design, development, manufacture, production, sale, lease, license, provision, operation or management (as the case may be) of (1) instant lottery tickets or games or any related marketing, warehouse, distribution, category management or other services or programs; (2) lottery-related terminals or vending machines (whether clerk-operated, self-service or otherwise), (3) gaming machines, terminals or devices (including video or reel spinning slot machines, video poker machines, video lottery terminals and fixed odds betting terminals), (4) lottery, video gaming (including server-based gaming), sports betting or other wagering or gaming systems, regardless of whether such systems are land-based, internet-based or mobile (including control and monitoring systems, local or wide-area progressive systems and redemption systems); (5) lottery-, real money gaming- or social gaming-related proprietary or licensed content (including themes, entertainment and brands), platforms, websites and loyalty and customer relationship management programs regardless of whether any of the foregoing are land-based, internet-based or mobile-based; (6) social casino games or websites or mobile phone or tablet applications (or similar known, or hereafter existing, technologies) featuring social casino games or any related marketing, distribution, or other services or programs; (7) interactive casino gaming products or services, including interactive casino-game themed games and platforms for websites or mobile phone or tablet applications (or similar known, or hereafter existing, technologies); (8) gaming utility products (including shufflers, card-reading shoes, deck checkers and roulette chip sorters), table games (including live, simulated, online, social gaming, interactive and electronic) and related products and services; (9) slot accounting, casino management, casino marketing, player tracking, lottery, video lottery, bingo or similar gaming or casino-related systems and related peripheral hardware, software and services; (10) prepaid cellular or other phone cards; or (11) ancillary products (including equipment, hardware, software, marketing materials, chairs and signage) or services (including field service, maintenance and support) related to any of the foregoing under sub-clauses (1) through (10) above; or (B) in which the Company is then or was within the previous 12 months engaged, or in which the Company, to Executive’s knowledge, contemplates to engage in during the Term or the Covered Time; (ii) in which Executive was engaged or involved (whether in an executive or supervisory capacity or otherwise) on behalf of the Company or with respect to which Executive has obtained proprietary or confidential information; and (iii) which were conducted anywhere in the United States or in any other geographic area in which such business was conducted or contemplated to be conducted by the Company.  Notwithstanding anything to the contrary in the foregoing, the holding of up to one percent (1%) of the outstanding equity in a publicly traded entity for passive investment purposes shall not, in and of itself, be construed as engaging in a Competing Business.

(b)                                 In further consideration of the amounts that may hereafter be paid to Executive pursuant to this Agreement (including Sections 3 and 4), Executive agrees that, during the Term (including any extensions thereof) and during the Covered Time, Executive shall not, directly or indirectly:  (i) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to terminate his, her, or its relationship with the Company; (ii) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to become employees, agents, consultants or representatives of any other person or entity; (iii) solicit or attempt to induce any customer, vendor or distributor of the Company to curtail or cancel any business with the Company; or (iv) hire any person who, to Executive’s actual knowledge, is, or was within 180 days prior to such hiring, an employee of the Company.

(c)                                  During the Term (including any extensions thereof) and during the Covered Time, Executive agrees that upon the earlier of Executive’s (i) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) responding to (other than for the purpose of declining) an offer of employment from a Competitor, or (iii) becoming employed by a Competitor, (A) Executive will provide copies of Section 5 of this Agreement to the Competitor, and (B) in the case of any circumstance described in (iii) above occurring during the Covered Time, and in the case of any circumstance described in (i) or (ii) above occurring during the Term or during the Covered Time, Executive will promptly provide notice to the Company of such circumstances.  Executive further agrees that the Company may provide notice to a Competitor of Executive’s obligations under this Agreement.  For purposes of this Agreement, “Competitor” shall mean any person or entity (other than the Company, its subsidiaries or affiliates) that engages, directly or indirectly, in the United States in any Competing Business; provided, however, the parties agree that an entity that is a Competitor solely on the basis that it is a distributor, general platform or licensor shall not be deemed to be engaged in a Competing Business.

(d)                                 Executive understands that the restrictions in this Section 5.1 may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and acknowledges that the consideration provided under this Agreement (including Sections 3 and 4) is sufficient to justify such restrictions. In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that Executive will not assert in any forum that such restrictions prevent Executive from earning a living or otherwise should be held void or unenforceable.

(e)                                  For purposes of this Section 5.1, “Covered Time” shall mean the period beginning on the date of termination of Executive’s employment (the “Date of Termination”) and ending twelve (12) months after the Date of Termination.

(f)                                   In the event that a court of competent jurisdiction or arbitrator(s), as the case may be, determine that the provisions of Section 5.1 are unenforceable for any reason, the parties acknowledge and agree that the court or arbitrator(s) is expressly empowered to reform any provision of this Section so as to make them enforceable as described in Section 10 below.

5.2                               Proprietary Information; Inventions.

(a)                                 Executive acknowledges that, during the course of Executive’s employment with the Company, Executive necessarily will have (and during any employment by, or affiliation with, the Company prior to Effective Date has had) access to and made use of proprietary information and confidential records of the Company.  Executive covenants that Executive shall not during the Term or at any time thereafter, directly or indirectly, use for Executive’s own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose to any person or entity, any such proprietary information, unless and to the extent such disclosure has been authorized in writing by the Company or is otherwise required by law.  The term “proprietary information” means:  (i) the software products, programs, applications, and processes utilized by the Company; (ii) the name and/or address of any customer or vendor of the Company or any information concerning the transactions or relations of any customer or vendor of the Company with the Company; (iii) any information concerning any product, technology, or procedure employed by the Company but not generally known to its customers or vendors or competitors, or under development by or being tested by the Company but not at the time offered generally to customers or vendors; (iv) any information relating to the Company’s computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans; (v) any information identified as confidential or proprietary in any line of business engaged in by the Company; (vi) any information that, to Executive’s actual knowledge, the Company ordinarily maintains as confidential or proprietary; (vii) any business plans, budgets, advertising or marketing plans; (viii) any information contained in any of the Company’s written or oral policies and procedures or manuals; (ix) any information belonging to customers, vendors or any other person or entity which the Company, to Executive’s actual knowledge, has agreed to hold in confidence; and (x) all written, graphic, electronic data and other material containing any of the foregoing.  Executive acknowledges that information that is not novel or copyrighted or patented may nonetheless be proprietary information.  The term “proprietary information” shall not include information generally known or available to the public, information that becomes available to Executive on an unrestricted, non-confidential basis from a source other than the Company or any of its directors, officers, employees, agents or other representatives (without breach of any obligation of confidentiality of which Executive has knowledge, after reasonable inquiry, at the time of the relevant disclosure to Executive), or general gaming industry information to the extent not particularly related or proprietary to the Company that was already known to Executive at the time Executive commenced his employment with the Company that is not subject to nondisclosure by virtue of Executive’s prior employment or otherwise.  Notwithstanding the foregoing and Section 5.3, Executive may disclose or use proprietary information or confidential records solely to the extent (A) such disclosure or use may be required or appropriate in the performance of his duties as a director or employee of the Company, (B) required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information (provided that in such case Executive shall first give the Company prompt written notice of any such legal requirement, disclose no more information than is so required and cooperate fully with all efforts by the Company to obtain a protective order or similar confidentiality treatment for such information), (C) such information or records becomes generally known to the public without his violation of this Agreement, or (D) disclosed to Executive’s spouse, attorney and/or his personal tax and financial advisors to the extent reasonably necessary to advance Executive’s tax, financial and other personal planning (each an “Exempt Person”); provided, however, that any disclosure or use of any proprietary information or confidential records by an Exempt Person shall be deemed to be a breach of this Section 5.2 or Section 5.3 by Executive.

(b)                                 Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by Executive during the Term (and during any employment by, or affiliation with, the Company prior to the Effective Date) shall belong to the Company, provided that such Inventions grew out of Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials.  Executive shall further:  (i) promptly disclose such Inventions to the Company; (ii) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of Executive’s inventorship.  If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by Executive within two (2) years after the termination of Executive’s employment with the Company, it is to be presumed that the Invention was conceived or made during the Term.  Executive agrees that Executive will not assert any rights to any Invention as having been made or acquired by Executive prior to the date of this Agreement, except for Inventions, if any, disclosed in Exhibit C to this Agreement.

5.3                                         Confidentiality and Surrender of Records.

(a)                                 Executive shall not, during the Term or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except to the extent required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any person or entity other than in the course of such person’s or entity’s employment or retention by the Company, nor shall Executive retain, and will deliver promptly to the Company, any of the same following termination of Executive’s employment hereunder for any reason or upon request by the Company.  For purposes hereof, “confidential records” means those portions of correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind in Executive’s possession or under Executive’s control or accessible to Executive which contain any proprietary information.  All confidential records shall be and remain the sole property of the Company during the Term and thereafter.

(b)                                 Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i). Executive understands that activities protected by Sections 5.2 and 5.3 may include disclosure of trade secret or confidential information within the limitations permitted by the Defend Trade Secrets Act (“DTSA”).  And, in this regard, Executive acknowledges notification that under the DTSA no individual will be held criminally or civilly liable under Federal or State trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. And, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

5.4                                         Non-disparagement.  Executive shall not, during the Term and thereafter, disparage in any material respect the Company, any affiliate of the Company, any of their respective businesses, any of their respective officers, directors or employees, or the reputation of any of the foregoing persons or entities.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making truthful statements that are required by applicable law, regulation or legal process.

5.5                                         No Other Obligations.  Executive represents that Executive is not precluded or limited in Executive’s ability to undertake or perform the duties described herein by any contract, agreement or restrictive covenant.  Executive covenants that Executive shall not employ the trade secrets or proprietary information of any other person in connection with Executive’s employment by the Company without such person’s authorization.

5.6                                         Forfeiture of Outstanding Equity Awards; “Clawback” Policies.  The provisions of Section 4 notwithstanding, if Executive willfully and materially fails to comply with Section 5.1, 5.2, 5.3, 5.4, or 5.8, all options to purchase common stock, restricted stock units and other equity-based awards granted by the Company or any of its affiliates (whether prior to, contemporaneous with, or subsequent to the date hereof) and held by Executive or a transferee of Executive shall be immediately forfeited and cancelled.  Executive acknowledges and agrees that, notwithstanding anything contained in this Agreement or any other agreement, plan or program, any incentive-based compensation or benefits contemplated under this Agreement (including Incentive Compensation and equity-based awards) shall be subject to recovery by the Company under any compensation recovery or “clawback” policy, generally applicable to senior executives of the Company, that the Company may adopt from time to time, including any policy which the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Company’s common stock may be listed.

5.7                                         Enforcement.  Executive acknowledges and agrees that, by virtue of Executive’s position, services and access to and use of confidential records and proprietary information, any violation by Executive of any of the undertakings contained in this Section 5 would cause the Company immediate, substantial and irreparable injury for which it has no adequate remedy at law.  Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 5.  Executive waives posting of any bond otherwise necessary to secure such injunction or other equitable relief.  Rights and remedies provided for in this Section 5 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

5.8                                         Cooperation with Regard to Litigation.  Executive agrees to cooperate reasonably with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), by providing information to the Company regarding matters related to his term of employment and by being available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative.  In addition, except to the extent that Executive has or intends to assert in good faith an interest or position adverse to or inconsistent with the interest or position of the Company, Executive agrees to cooperate reasonably with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), to assist the Company in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, in each case, as reasonably requested by the Company.  The Company agrees to pay (or reimburse, if already paid by Executive) all reasonable travel and communication expenses actually incurred in connection with Executive’s cooperation and assistance.

5.9                                         Survival.  The provisions of this Section 5 shall survive the termination of the Term and any termination or expiration of this Agreement.

5.10                                  Company.  For purposes of this Section 5, references to the “Company” shall include the Company and each subsidiary and/or affiliate of the Company (and each of their respective joint ventures and equity method investees).

6.                                                Code of Conduct.  Executive acknowledges that he has read the Company’s Code of Business Conduct and agrees to abide by such Code of Business Conduct, as amended or supplemented from time to time, and other policies applicable to employees and executives of the Company.

7.                                                Indemnification.  The Company shall indemnify Executive to the full extent permitted under the Company’s Certificate of Incorporation or By-Laws and pursuant to any other agreements or policies in effect from time to time in connection with any action, suit or proceeding to which Executive may be made a party by reason of Executive being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.  This provision shall survive termination of employment.

8.                                                Assignability; Binding Effect.  Neither this Agreement nor the rights or obligations hereunder of the parties shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution and as specified below.  The Company may assign this Agreement and the Company’s rights and obligations hereunder to any affiliate of the Company, provided that upon any such assignment the Company shall remain liable for the obligations to Executive hereunder.  This Agreement shall be binding upon and inure to the benefit of Executive, Executive’s heirs, executors, administrators, and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

9.                                                Complete Understanding; Amendment; Waiver.  This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive from and after the Effective Date and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including (i) that certain Employment Agreement, dated as of October 2015 between the Company and Executive and (ii) that certain Amendment to Employment Agreement, made as of July 28, 2017 (collectively, the “Prior Employment Agreement”), and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein; provided, however, nothing contained in this Agreement shall limit, impair or supersede any agreement between the Company and Executive relating to grants of stock options, restricted stock units or other equity-based awards granted to Executive prior to the Effective Date, which shall remain in full force and effect in accordance with the terms of such agreements and the plan pursuant to which such awards were granted.  Notwithstanding the foregoing, Section 5 of the Prior Employment Agreement shall survive termination of the Prior Employment Agreement, provided that Section 5.1 thereof shall be superseded by Section 5.1 of this Agreement.  Executive acknowledges and agrees that the termination of the Prior Employment Agreement and the execution of this Agreement does not constitute a termination of Executive’s employment under the Prior Employment Agreement for any purpose.  Except as contemplated by Section 3(f), this Agreement shall not be modified, amended or terminated except by a written instrument signed by each of the parties.  Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver.  Waiver by either party of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay by either party in the exercise of any rights or remedies shall operate as a waiver thereof, and no single or partial exercise by either party of any such right or remedy shall preclude other or further exercise thereof.

10.                                         Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.  If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties agree that the court making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced.  The parties recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced.  In the event that any court determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

11.                                         Survivability.  The provisions of this Agreement which by their terms call for performance subsequent to termination of Executive’s employment hereunder, or of this Agreement, shall so survive such termination, whether or not such provisions expressly state that they shall so survive.

12.                                         Governing Law; Arbitration.

(a)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions.  Executive acknowledges that he was represented by Shearman & Sterling LLP in connection with this Agreement.

(b)                                 Arbitration.

(i)                                     Executive and the Company agree that, except for claims for workers’ compensation, unemployment compensation, and any other claim that is non-arbitrable under applicable law, final and binding arbitration shall be the exclusive forum for any dispute or controversy between them, including, without limitation, disputes arising under or in connection with this Agreement, Executive’s employment, and/or termination of employment, with the Company; provided, however, that the Company shall be entitled to commence an action in any court of competent jurisdiction for injunctive relief in connection with any alleged actual or threatened violation of any provision of Section 5.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  For purposes of entering such judgment or seeking injunctive relief with regard to Section 5, the Company and Executive hereby consent to the jurisdiction of any  state or federal court of competent jurisdiction located in New York, New York; provided that damages for any alleged violation of Section 5, as well as any claim, counterclaim or cross-claim brought by Executive or any third-party in response to, or in connection with, any court action commenced by the Company seeking said injunctive relief shall remain exclusively subject to final and binding arbitration as provided for herein.  The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction, venue and any defense of inconvenient forum.  Thus, except for the claims carved out above, this Agreement includes all common-law and statutory claims (whether arising under federal state or local law), including any claim for breach of contract, fraud, fraud in the inducement, unpaid wages, wrongful termination, and gender, age, national origin, sexual orientation, marital status, disability, or any other  protected status.

Any arbitration under this Agreement shall be filed exclusively with, and administered by, the American Arbitration Association in New York, New York before three arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration.  The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The Company shall pay all costs uniquely attributable to arbitration, including the administrative fees and costs of the arbitrators.  Each party shall pay that party’s own costs and attorney fees, if any, unless the arbitrators rule otherwise.  Executive understands that he is giving up no substantive rights, and this Agreement simply governs forum.  The arbitrators shall apply the same standards a court would apply to award any damages, attorney fees or costs.  Executive shall not be required to pay any fee or cost that he would not otherwise be required to pay in a court action, unless so ordered by the arbitrators.

EXECUTIVE INITIALS: [ BC ]	COMPANY INITIALS: [MQ]

(c)                                  WAIVER OF JURY TRIAL.  BY SIGNING THIS AGREEMENT, EXECUTIVE AND THE COMPANY ACKNOWLEDGE THAT THE RIGHT TO A

COURT TRIAL AND TRIAL BY JURY IS OF VALUE, AND KNOWINGLY AND VOLUNTARILY WAIVE THAT RIGHT FOR ANY DISPUTE SUBJECT TO THE TERMS OF THIS ARBITRATION PROVISION.

13.                               Titles and Captions.  All paragraph titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

14.                               Joint Drafting.  In recognition of the fact that the parties had an equal opportunity to negotiate the language of, and draft, this Agreement, the parties acknowledge and agree that there is no single drafter of this Agreement and, therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable.  If any language in this Agreement is found or claimed to be ambiguous, each party shall have the same opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language without any inference or presumption being drawn against any party.

15.                               Notices.  All notices and other communications to be given or to otherwise be made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail or by a recognized national courier service, postage or charges prepaid, (a) to Scientific Games Corporation, Attn: to Scientific Games Corporation, Attn: Legal Department, 6601 Bermuda Road, Las Vegas, Nevada 89119, (b) to Executive, at the last address shown in the Company’s records, with a copy (which shall not constitute notice) to: Gillian Emmett Moldowan, Shearman & Sterling LLP, 599 Lexington Avenue, New York, NY 10022, or (c) to such other replacement address as may be designated in writing by the addressee to the addressor.

16.                               Legal Fees.  The Company shall reimburse Executive for up to $25,000 in the aggregate for any documented legal fees expended or incurred by Executive through the date hereof in connection with negotiating the terms of this Agreement, payable within 60 days of Executive’s submission of reasonably satisfactory documentation of such fees.

17.                               Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” unless the context otherwise indicates.  When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated or the context requires otherwise.  Unless the context requires otherwise, (a) the terms “hereof,” “herein,” “hereby,” “hereto”, “hereunder” and derivative or similar words in this Agreement refer to this entire Agreement, (b) the word “or” is disjunctive but not exclusive and (c) words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.  References in this Agreement to “dollars” or “$” are to U.S. dollars.  When a reference is made in this Agreement to a law, statute or legislation, such reference shall be to such law, statute or legislation as it may be amended, modified, extended or re-enacted from time to time (including any successor law, statute or legislation) and shall include any regulations promulgated thereunder from time to time.  The headings used herein are for reference only and shall not affect the construction of this Agreement.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date above written.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Michael Quartieri
Name:	Michael Quartieri
Title:	Executive Vice President & Chief Financial Officer

EXECUTIVE

By:	/s/ Barry L. Cottle
Name:	Barry L. Cottle

EXHIBIT A

Terms and Conditions of 2018-2020 LTIP

The 2018-2020 LTIP is subject to the terms and conditions set forth below:

(1)         Definitions.  Capitalized terms used but not defined herein have the meanings ascribed to them in the Employment Agreement between Barry Cottle and Scientific Games Corporation, dated as May     , 2018 (the “Agreement”).  As used in the 2018-2020 LTIP, the following terms have the following meanings:

(a)         “2017 EBITDA” means earnings before interest, tax, depreciation and amortization for the Business for the calendar year ending December 31, 2017. The 2017 EBITDA calculation will exclude: (i) accruals relating to any payment to be made pursuant to this 2018-2020 LTIP; (ii) expenses relating to any payment under the Social LTIP for the period ending December 31, 2017; (iii) expenses relating to the 2016 carve-out of the Business as an unrestricted subsidiary; (iv) intellectual property royalties arising from intercompany royalty arrangements as a result of the unrestriction of the Business; (v) social audit fees; (vi) other non-recurring or one-time financial results that the Compensation Committee determines in its good faith and reasonable discretion, with Executive having the opportunity to provide input to a member of the Compensation Committee, must be excluded to ensure 2017 EBITDA, 2019 EBITDA and 2020 EBITDA are calculated on the same basis; and (vii) other reasonable exclusions, including related to acquisitions, joint ventures or other similar transactions (collectively, “Transactions”), as determined by the Compensation Committee in its good faith and reasonable discretion, with Executive having the opportunity to provide input to a member of the Compensation Committee.  For the avoidance of doubt, 2017 EBITDA, 2019 EBITDA and 2020 EBITDA shall be calculated on a consistent basis both with respect to accounting principles and types of exclusions in a manner that is not to the benefit or the detriment of Executive; provided that the Compensation Committee shall retain discretion to provide for different treatment with respect to different Transactions, based on considerations such as the applicable Transaction’s structure or financing arrangements.

(b)         “2019 EBITDA” means earnings before interest, tax, depreciation and amortization for the Business for the calendar year ending December 31, 2019. The 2019 EBITDA calculation will exclude: (i) accruals relating to any payment to be made pursuant to this 2018-2020 LTIP; (ii) expenses relating to any payment under the Social LTIP for the period ending December 31, 2017; (iii) expenses relating to the 2016 carve-out of the Business as an unrestricted subsidiary; (iv) intellectual property royalties arising from intercompany royalty arrangements as a result of the unrestriction of the Business; (v) social audit fees; (vi) other non-recurring or one-time financial results that the Compensation Committee determines in its good faith and reasonable discretion, with Executive having the opportunity to provide input to a member of the Compensation Committee, must be excluded to ensure 2017 EBITDA, 2019 EBITDA and 2020 EBITDA are calculated on the same basis; and (vii) other reasonable exclusions, including related to Transactions, as determined by the Compensation Committee in its good faith and reasonable discretion, with Executive having the opportunity to provide input to a member of the Compensation Committee.  For the avoidance of doubt, 2017 EBITDA, 2019 EBITDA and 2020 EBITDA shall be calculated on a consistent basis both with respect to accounting principles and types of exclusions in a manner that is not to the benefit or the detriment of Executive; provided that the Compensation Committee shall retain discretion to provide for different treatment with respect to different Transactions, based on considerations such as the applicable Transaction’s structure or financing arrangements.  2019 EBITDA shall be calculated on the entirety of the Business as of December 31, 2019; provided that if the value of the assets of the Business at such time is less than 100% of the value of the assets of the Business as of December 31, 2017 due to a sale, initial public offering or other similar transaction involving the disposition of assets related to the Business that does not qualify as a Sale or an IPO, then the Compensation Committee shall equitably adjust 2019 EBITDA to reflect such dispositions.

(c)          “2020 EBITDA” means earnings before interest, tax, depreciation and amortization for the Business for the calendar year ending December 31, 2020. The 2020 EBITDA calculation will exclude: (i) accruals relating to any payment to be made pursuant to this 2018-2020 LTIP; (ii) expenses relating to any payment under the Social LTIP for the period ending December 31, 2017; (iii) expenses relating to the 2016 carve-out of the Business as an unrestricted subsidiary; (iv) intellectual property royalties arising from intercompany royalty arrangements as a result of the unrestriction of the Business; (v) social audit fees; (vi) other non-recurring or one-time financial results that the Compensation Committee determines in its good faith and reasonable discretion, with Executive having the opportunity to provide input to a member of the Compensation Committee, must be excluded to ensure 2017 EBITDA, 2019 EBITDA and 2020 EBITDA are calculated on the same basis; and (vii) other reasonable exclusions, including related to Transactions, as determined by the Compensation Committee in its good faith and reasonable discretion, with Executive having the opportunity to provide input to a member of the Compensation Committee.  For the avoidance of doubt, 2017 EBITDA, 2019 EBITDA and 2020 EBITDA shall be calculated on a consistent basis both with respect to accounting principles and types of exclusions in a manner that is not to the benefit or the detriment of Executive; provided that the Compensation Committee shall retain discretion to provide for different treatment with respect to different Transactions, based on considerations such as the applicable Transaction’s structure or financing arrangements. 2020 EBITDA shall be calculated on the entirety of the Business as of December 31, 2020; provided that if the value of the assets of the Business at such time is less than 100% of the value of the assets of the Business as of December 31, 2017 due to a sale, initial public offering or other similar transaction involving the disposition of assets related to the Business that does not qualify as a Sale or an IPO, then the Compensation Committee shall equitably adjust 2020 EBITDA to reflect such dispositions.

(d)         “Business” means the Company’s B2C (business to consumer) Social Casino Business, which is currently comprised of SG Nevada Holding Company II, LLC and all of its subsidiaries, and successors and assigns thereof; provided that the determination of what constitutes the Business is subject to the good faith and reasonable discretion of the Compensation Committee, with Executive having the opportunity to provide input to a member of the Compensation Committee.

(e)          “IPO” means an initial public offering of the LTIP Entity in which (i) the shareholders of the LTIP Entity sell LTIP Entity Securities for cash pursuant to an effective registration statement under the Securities Act or (ii) the Company or one of its subsidiaries sells LTIP Entity Securities for cash pursuant to an effective registration statement under the Securities Act; provided that, an IPO shall not be considered to have occurred until LTIP Entity Securities have been sold representing at least 51% of the value of the outstanding LTIP Entity Securities as of immediately prior to the first sale of LTIP Entity Securities pursuant to an effective registration statement under the Securities Act.

(f)           “LTIP Entity Securities” means the equity securities of an entity (the “LTIP Entity”) that, together with its subsidiaries, owns assets of the Business representing 51% or more of the value of the assets of the Business at the time of the closing of a Sale or an IPO (measured based on the gross value of the assets of the Business, without regard to its liabilities).

(g)          “Sale” means either (i) a sale, transfer or other disposition by the Company and its subsidiaries and affiliates for cash, securities or other consideration (or any combination of the foregoing) of at least 51% of the value of the LTIP Entity Securities, or (ii) a sale, lease, transfer or exclusive license or other disposition by the Company and its subsidiaries and affiliates for cash, securities or other consideration (or any combination of the foregoing) of at least 51%  of the assets of the Business taken as a whole (measured based on the gross value of the assets of the Business, without regard to its liabilities) (including by means of the sale of the equity securities of one or more entities), to a party or parties (collectively with their subsidiaries and affiliates, the “Buyer Entities”) in a single transaction or series of related transactions pursuant to a definitive purchase agreement or series of agreements, including transactions where the purpose is to create a joint venture involving the Business, in each case, entered into between the Company and/or one or more of its subsidiaries and affiliates and one or more of the Buyer Entities. Notwithstanding the foregoing, an internal restructuring, reorganization or recapitalization (where, for the avoidance of doubt, the Company or its wholly-owned subsidiaries continue to own all of the Business and its assets) or IPO shall not constitute a Sale.

(h)         “Securities Act” means the U.S. Securities Act of 1933, as amended.

(2)         Payment in the Event of no Sale or IPO.  In the event the closing of a Sale or an IPO does not occur prior to December 31, 2020, provided Executive remains an employee of the Company or any of its subsidiaries or affiliates through such date (subject to paragraph 3 of this 2018-2020 LTIP), Executive will receive a cash payment equal to 8% of the amount by which 2020 EBITDA exceeds 2017 EBITDA.  Such payment will be made to Executive following the date on which 2020 results are audited and approved by the Compensation Committee, but in no event later than March 15, 2021.

(3)         Certain Terminations of Employment.  In the event Executive’s employment is terminated under circumstances entitling him to payments or benefits under the Agreement prior to any payout under this 2018-2020 LTIP, Executive shall be entitled to receive payment of an amount equal to (A) the amount which would have been payable to Executive under the terms of the 2018-2020 LTIP had Executive remained in employment with the Company until payout of the 2018-2020 LTIP, multiplied by (B) a fraction (x) the numerator of which is the number of days Executive was employed with the Company during the period beginning on January 1, 2018 and ending on December 31, 2020, and (y) the denominator of which is 1,096.

(4)         Taxes and Internal Revenue Code 409A.  All payments made to Executive will be subject to and made in accordance with Section 3(f) of the Agreement. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(5)         Business must be Operated in Ordinary Course.  Executive acknowledges that the Business must be operated in the ordinary course to ensure long-term growth.

(6)         Construction.  The provisions of this 2018-2020 LTIP shall be interpreted and administered by the Compensation Committee in its good faith and reasonable discretion, with Executive having the opportunity to provide input to a member of the Compensation Committee, in a manner to prevent duplication of the aggregate opportunity provided hereunder.

Exhibit B-1

2018 Special Equity Award

•                  A total of 300,000 Restricted Stock Units

•                  100,000 vest one-third per year, subject to Executive’s continued employment, except that if Executive is terminated without Cause or resigns for Good Reason on or prior to the first anniversary of the Effective Date, one-third of the RSUs will vest on the date of such termination; and

•                  200,000 are eligible to cliff vest on the third anniversary of the grant date based upon achievement of Attributable EBITDA targets as follows:

•                  1,500 million Attributable EBITDA — 25% of the RSUs vest;

•                  1,600 million Attributable EBITDA — 50% of the RSUs vest; and

•                  1,700 million Attributable EBITDA — 100% of the RSUs vest.

•                  Attributable EBITDA will be measured from June 1, 2018 through May 31, 2021

•                  If Executive is terminated without Cause or resigns for Good Reason at any time prior to the third anniversary of the grant date, Executive will be eligible to receive a pro-rated portion of the RSUs based upon actual performance against the Attributable EBITDA target (measured as of the 12 month period ending at the last completed calendar quarter prior to the Executive’s termination without Cause or resignation for Good Reason), multiplied by a fraction, the numerator of which is the number of days Executive was employed with the Company from the Effective Date through the date of the qualifying termination and the denominator of which is 1,096.

•                  Award to be evidenced by the execution of the Company’s standard form of award agreement under the Incentive Compensation Plan, as modified to reflect Exhibit B-1.

Exhibit B-2

2018 Award

•                  Award to have a grant date fair value equal to approximately $2,565,068, with allocation as to form of equity to be on the same basis and with the same vesting terms as annual equity awards granted to other members of the Company’s senior executive team, which is four-year ratable vesting.  Awards to be granted on June 1, 2018.  Performance-based stock options eligible to vest if 60-trading day average closing stock price of the Company’s common stock meets or exceeds 120% of the exercise price.  Vesting to begin on grant date.

•                  Awards to be evidenced by the execution of the Company’s standard form of award agreements under the Incentive Compensation Plan, as modified to reflect Exhibit B-2.

Exhibit C

Inventions

None.